UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ArvinMeritor, Inc.
 (Exact name of registrant as specified in its charter)

Indiana	3714	38-3354643
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2135 West Maple Road
Troy, Michigan 48084-7186
(248) 435-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vernon G. Baker, II, Esq.
Senior Vice President and General Counsel
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
(248) 435-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:
James J. Barnes, Esq.
Robert C. Gallo, II, Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
412-288-3131

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

                    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

8.125% Notes due 2015	$ 252,537,000	100%	$ 252,537,000	$ 27,021.00

(1)               Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

                    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2005

PROSPECTUS

Offer to Exchange
$252,537,000 Principal Amount of Our 8.125% Notes due 2015
That Have Been Registered Under the Securities Act of 1933
For Any and All of Our Existing Unregistered
8.125% Notes due 2015

          The exchange offer will expire at 12:00 midnight, New York City time, on __________, 2006, unless extended by us (such date and time, as they may be extended, the “expiration date”).

The Exchange Offer

•

We are offering the new notes, which have been registered with the Securities and Exchange Commission, in exchange for the old notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes for new notes should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

The New Notes

•

The terms of the new notes are identical in all material respects to the old notes, except that the offer of the new notes is registered under the Securities Act and the new notes have no transfer restrictions, rights to additional interest or registration rights.

•	There is no established trading market for the new notes or the old notes. We do not intend to apply for listing of the new notes on any securities exchange.

     You should consider the “Risk Factors” beginning on page 11 of this prospectus before you decide whether to participate in the exchange offer.

          Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the new notes nor have any of the foregoing authorities passed upon or endorsed the merits of the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is __________, 2005

          References in this prospectus to the “Company,” “we,” “us,” “our” and “ours” refer to ArvinMeritor, Inc. and its consolidated subsidiaries unless otherwise specified.

          In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date of this prospectus.

          Each broker-dealer that receives new notes for its own account pursuant to the exchange offer may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

                    This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. You may obtain documents that are filed by us with the SEC and incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Attention: Investor Relations
(248) 435-1000

                    To obtain timely delivery of documents incorporated by reference in this prospectus, you must request such documents no later than five business days prior to the expiration date. See “Where You Can Find More Information.”

PROSPECTUS SUMMARY

          This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus, including the matters set forth under “Risk Factors”, and the other documents to which it refers to understand fully the terms of the new notes and the exchange offer.

ArvinMeritor, Inc.

          We were incorporated in Indiana in March 2000 in connection with the merger of Arvin Industries, Inc. (“Arvin”) and Meritor Automotive, Inc. (“Meritor”). Arvin and Meritor merged into the Company on July 7, 2000. Our executive offices are located at 2135 West Maple Road, Troy, Michigan 48084. Our telephone number is (248) 435-1000.

          We are a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers (OEMs) and certain aftermarkets. We operate more than 120 manufacturing facilities in 25 countries around the world. We serve our customers worldwide through the following businesses:

Continuing Operations:

•

Light Vehicle Systems (LVS) supplies emissions systems, aperture systems (roof and door systems), and undercarriage systems (suspension and ride control systems and wheel products) for passenger cars, all-terrain vehicles, light trucks and sport utility vehicles to OEMs.

•

Commercial Vehicle Systems (CVS) supplies drivetrain systems and components, including axles and drivelines, braking systems, suspension systems, and exhaust and ride control products for medium- and heavy-duty trucks, trailers and specialty vehicles to OEMs and to the commercial vehicle aftermarket.

Discontinued Operations:

•

Light Vehicle Aftermarket (LVA) supplies exhaust, ride control, motion control and filter products and other automotive parts to the passenger car, light truck and sport utility aftermarket. In the fourth quarter of fiscal 2004, management committed to a plan to divest LVA and we reported this business in discontinued operations.

          The industry in which we operate is cyclical in nature and has been characterized historically by periodic fluctuations in demand for vehicles for which we supply products. Industry cycles, which are outside our control and cannot be predicted with certainty, can have a positive or negative effect on our financial results. Other industry and market factors, in addition to market cyclicality, can also significantly impact our business.

          Please refer to the documents incorporated by reference in this prospectus for more detailed information on the Company, including information concerning these industry trends and their effects on the Company as well as other risks relating to the business of the Company.

Capitalization

          The following table sets forth our cash and cash equivalents, short-term debt, long-term debt (including capital lease obligations), minority interest in subsidiaries, total shareowners’ equity and total capitalization as of September 30, 2005. This table should be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus.

September 30, 2005

(Dollars in millions)

Cash and Cash Equivalents	$187

Short-Term Debt
Accounts Receivable Securitization	$112
Lines of credit and other	19

Total short-term debt	131

Long-Term Debt
6 5/8% notes due 2007	200
6 3/4% notes due 2008	100
7 1/8% notes due 2009	91
6.8% notes due 2009	305
8 3/4% notes due 2012	380
8 1/8% notes due 2015	250
9.5% subordinated debentures due 2027	39
Lines of credit and other	69
Fair value adjustment of notes	17

Total long-term debt	1,451

Minority Interest in Subsidiaries	58

Shareowners’ Equity	875

Total Capitalization	$2,515

Selected Financial Data

          The following selected financial data, as of September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 has been derived from our audited consolidated financial statements, which are incorporated by reference herein. The selected financial data as of September 30, 2003, 2002 and 2001 and for each of the two years in the period ended September 30, 2002 has been derived from our audited consolidated financial statements, which are not incorporated by reference herein. Our fiscal year ends on the Sunday nearest September 30.

          You should read the information below in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. See “Documents Incorporated by Reference.”

	Year Ended September 30,

	2001	2002	2003	2004	2005

	(In millions, except per share amounts)

SUMMARY OF OPERATIONS
Sales

Light Vehicle Systems	$3,503	$3,541	$4,301	$4,818	$4,849
Commercial Vehicle Systems	2,199	2,249	2,422	3,215	4,054

Total	$5,702	$5,790	$6,723	$8,033	$8,903

Income from Continuing Operations (1)	$5	$96	$100	$127	$33
Income (Loss) from Discontinued Operations (2)	30	53	37	(169)	(21)

Income (Loss) Before Cumulative Effect of Accounting Change	35	149	137	(42)	12
Cumulative Effect of Accounting Change, Net of Tax	—	(42)	(4)	—	—

Net Income (Loss)	$35	$107	$133	$(42)	$12

BASIC EARNINGS (LOSS) PER SHARE
Continuing Operations (1)	$0.08	$1.44	$1.50	$1.89	$0.48
Discontinued Operations (2)	0.45	0.80	0.55	(2.51)	(0.31)
Cumulative Effect of Accounting Change	—	(0.63)	(0.06)	—	—

Basic earnings (loss) per share	$0.53	$1.61	$1.99	$(0.62)	$0.17

DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations (1)	$0.08	$1.43	$1.48	$1.85	$0.47
Discontinued Operations (2)	0.45	0.79	0.54	(2.46)	(0.30)
Cumulative Effect of Accounting Change	—	(0.63)	(0.06)	—	—

Diluted earnings (loss) per share	$0.53	$1.59	$1.96	$(0.61)	$0.17

Cash dividends per share	$0.76	$0.40	$0.40	$0.40	$0.40

FINANCIAL POSITION AT SEPTEMBER 30
Total assets	$4,408	$4,717	$5,448	$5,639	$5,870
Short-term debt	93	15	18	3	131
Long-term debt	1,370	1,473	1,541	1,487	1,451

(1)

Fiscal year 2005 income from continuing operations and related diluted earnings per share include restructuring charges of $117 million ($72 million after-tax, or $1.03 per share), charges associated with certain customer bankruptcies of $14 million ($9 million after-tax, or $0.13 per share), environmental charges of $7 million ($4 million after-tax, or $0.06 per share), and a gain on divestitures of $4 million ($3 million after-tax, or $0.04 per share). Fiscal year 2004 income from continuing operations and related diluted earnings per share include restructuring charges of $15 million ($11 million after-tax, or $0.16 per share), environmental remediation charges of $11 million ($8 million after-tax, or $0.12 per share), a withdrawn tender offer net charge of $9 million ($6 million after-tax, or $0.09 per share), and a gain on sale of a ride control joint venture of $20 million. Fiscal year 2003 income from continuing operations and related diluted earnings per share include restructuring charges of $20 million ($14 million after-tax, or $0.21 per share) and a gain on divestitures of $15 million ($11 million after-tax, or $0.15 per share). Fiscal year 2002 income from continuing operations and diluted earnings per share includes restructuring charges of $11 million ($8 million after-tax, or $0.13 per share). Fiscal year 2001 income from continuing operations and diluted earnings per share include restructuring charges of $67 million ($45 million after-tax, or $0.68 per share), an employee separation charge of $12 million ($8 million after-tax, or $0.12 per share), and an environmental charge of $5 million ($3 million after-tax, or $0.05 per share).

(2)

Fiscal year 2005 includes a non-cash impairment charge of $43 million ($28 million after-tax) to record certain North American LVA businesses at fair value. Fiscal year 2004 includes a non-cash goodwill impairment charge of $190 million ($2.77 per diluted share) in our LVA business.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended September 30,

	2001	2002	2003	2004	2005

Ratio of earnings to fixed charges	1.2	2.4	2.4	2.5	1.2

          For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

Summary of the Exchange Offer

          On August 31, 2005, we announced an offer to exchange a new series of notes due 2015 and cash for up to $300,000,000 (which was later increased to $350,000,000) of our $499,000,000 6.80% Notes due February 15, 2009, which we refer to as the “6.80% notes,” and our $150,000,000 7.125% Notes due March 15, 2009, which we refer to as the “7.125% notes”, in a transaction exempt from the registration requirements of the Securities Act. In connection with that exchange offer, on September 30, 2005, we issued and sold $252,537,000 aggregate principal amount of 8.125% Notes due 2015, which we refer to as the “old notes,” and paid approximately $5.8 million in cash in exchange for $252,537,000 aggregate principal amount of 6.80% notes and 7.125% notes. As part of that offering, we entered into a registration rights agreement with the dealer managers of the offering in which we agreed, among other things, to deliver this prospectus to you and to commence this exchange offer. The following is a summary of this exchange offer:

The Exchange Offer

We are offering to exchange $1,000 principal amount of our 8.125% Notes due 2015 that have been registered under the Securities Act for each $1,000 principal amount of our outstanding 8.125% Notes due 2015. In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not withdrawn will be accepted for exchange. As of the date of this prospectus, $252,537,000 aggregate principal amount of old notes are outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at midnight, New York City time, on _______________, 2006 unless we extend the expiration date.

Settlement Date	The settlement date of the exchange offer will be the second business day following the expiration date or as soon as practicable thereafter.

Withdrawal of Tenders	Tenders of old notes may be withdrawn at any time before the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which we may assert or waive. See “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Resales of New Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, as long as you:

• are acquiring the new notes in the ordinary course of your business;

•

are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

• are not a broker-dealer who acquired the old notes directly from us; and

	•	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

If you participate in the exchange offer, you will be required to represent to us that you satisfy each of the above conditions. If any of these conditions are not satisfied, you may not rely on the applicable interpretations of the staff of the SEC and you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offers or sales of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Procedures for Tendering

If you wish to participate in the exchange offer and your old notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at its address listed under the heading “The Exchange Offer—Exchange Agent”.

Custodial entities that are participants in The Depository Trust Company, or “DTC,” must tender old notes through the Automated Tender Offer Program maintained by DTC, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. For a description of the consequences of failing to exchange your old notes, see “Risk Factors” and “Description of the Exchange Offer—Certain Consequences to Holders of Old Notes Not Tendering in the Exchange Offer.”

Guaranteed Delivery Procedures	There are no guaranteed delivery procedures provided for in conjunction with the exchange offer under the terms of this prospectus and the accompanying letter of transmittal.

Amendments

If the exchange offer is amended in a manner that we determine constitutes a material change, we will extend the exchange offer for a period of two to ten business days, depending upon certain factors, if the exchange offer would otherwise have expired during that two to ten business day period.

Taxation

The exchange of old notes for new notes to be issued in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For a summary of the material U.S. federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone numbers of The Bank of New York are listed under the heading “The Exchange Offer—Exchange Agent”.

Fees and Expenses

We will bear all expenses incident to the exchange offer. If, however, a tendering holder handles the transaction through its bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees and commissions.

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. See “Use of Proceeds.”

Summary of the New Notes

Issuer	ArvinMeritor, Inc.

Principal Amount Offered	$252,537,000 aggregate principal amount of 8.125% Notes due 2015.

Maturity Date	September 15, 2015.

Interest	Interest will accrue from September 30, 2005 and will be payable semi-annually, in arrears, on March 15 and September 15 of each year, beginning on March 15, 2006.

Interest Rate	8.125% per annum.

Ratings

The new notes are expected to be rated Ba2 by Moody’s Investors Service, Inc., or “Moody’s,” and BB by Standard & Poor’s Ratings Services, or “S&P.” Such ratings reflect only the views of Moody’s and S&P, respectively, and are not recommendations to buy, sell or hold the new notes.

Guarantees

Each of our subsidiaries guaranteeing our bank credit facility will guarantee the new notes on a senior unsecured basis. These guarantees will remain in effect until the earlier to occur of payment in full of the new notes or termination or release of the guarantees under our bank credit facility.

Ranking

The new notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The new notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that debt and to all the debt and other liabilities of our subsidiaries which are not guarantors of the new notes. As of September 30, 2005, we had approximately $1.582 billion of indebtedness outstanding on a consolidated basis, $1.396 billion of which would rank equally with the new notes.

The guarantees by our subsidiaries will rank equally with existing and future unsecured senior debt of such subsidiaries. The guarantees by our subsidiaries will be effectively subordinated to all of the existing and future secured debt of such subsidiaries, to the extent of the value of the assets securing such debt.

Optional Redemption	We may redeem the new notes at any time at our option, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the new notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the new notes being redeemed from the redemption date to the maturity date discounted to the date of the redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Adjusted Treasury Rate plus 50 basis points.

We will also pay the accrued and unpaid interest on the new notes to the redemption date.

Form and Denomination

The new notes will be issued in fully-registered form. The new notes will be represented by one or more global notes, deposited with a trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Covenants

The indenture governing the new notes contains a limitation on our ability to incur or guarantee indebtedness that is secured by a mortgage on any of our principal properties or a lien on the stock or indebtedness of our subsidiaries in certain circumstances. The indenture also limits our ability to conduct certain sale and leaseback transactions with respect to our principal properties. In addition, we may not merge or consolidate into or with another corporation or sell substantially all our assets unless certain conditions are met. These covenants are subject to important exceptions and qualifications described under “Description of the New Notes—Certain Covenants with Respect to the New Notes.”

Events of Default

For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of the New Notes—Defaults And Certain Rights on Default.”

Listing	We do not intend to list the new notes on any securities exchange.

Governing Law	The new notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Depository	DTC

Trustee	BNY Midwest Trust Company

RISK FACTORS

          Your decision whether to participate in the exchange offer, and any investment in the new notes, will involve risk. You should carefully consider the following risks factors along with the risks and uncertainties discussed under “Disclosure Regarding Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information set forth under the caption “Certain Risk Factors” in our Form 10-K for the year ended October 2, 2005, before making a decision to participate in the exchange offer.

You may have difficulty selling the old notes that you do not exchange.

          If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected.

You may find it difficult to sell your new notes because there is no existing trading market for the new notes.

          You may find it difficult to sell your new notes because an active trading market for the new notes may not develop. There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the new notes, as well as your ability to sell the new notes, could be adversely affected.

The consummation of the exchange offer may not occur.

          We are not obligated to complete the exchange offer unless the conditions described herein are met or waived. Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer, unless they withdraw their old notes.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

          Any broker-dealer that (i) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (ii) resells new notes that were received by it for its own account in the exchange offer may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any noteholder that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to be an “underwriter” and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents that we incorporate by reference may contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to:

•	global economic and market conditions;

•	the demand for commercial, specialty and light vehicles for which the company supplies products;

•	risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression);

•	the availability and cost of raw materials, including steel;

•	OEM program delays;

•	demand for and market acceptance of new and existing products;

•	successful development of new products;

•	reliance on major OEM customers;

•	labor relations of the Company, its customers and suppliers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages;

•	the financial condition of the Company’s suppliers and customers, including potential bankruptcies;

•	successful integration of acquired or merged businesses;

•	the ability to achieve the expected annual savings and synergies from past and future business combinations;

•	success and timing of potential divestitures;

•	potential impairment of long-lived assets, including goodwill;

•	competitive product and pricing pressures;

•	the amount of the Company’s debt;

•	the ability of the Company to access capital markets;

•	the credit ratings of the Company’s debt;

•	the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters;

as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

          We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive the old notes in like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

          We issued the old notes on September 30, 2005 and paid approximately $5.8 million in cash in exchange for $252,537,000 aggregate principal amount of the 6.80% notes and 7.125% notes. We did not receive any cash proceeds from that exchange offer.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

          When we issued the old notes on September 30, 2005, we entered into a registration rights agreement with the dealer managers of that exchange offer. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the old notes for new notes that are registered under the Securities Act. We also agreed to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. We will keep this registration statement effective until the 210th day after this exchange offer is completed. The registration rights agreement provides that we will be required to pay additional interest to the holders of the old notes if:

•	the registration statement is not filed by January 28, 2006;

•	the registration statement is not declared effective by April 28, 2006;

•

neither the exchange offer has been completed nor the shelf registration statement that we are required to file under specified circumstances described in the registration rights agreement has been declared effective by May 28, 2006;

•	the shelf registration statement has not been declared effective by the 120th day after it is required to be filed;

•	after the registration statement has been declared effective, it ceases to be effective or usable prior to the consummation of this exchange offer; or

•

after the shelf registration statement, if any, has been declared effective, it ceases to be effective or usable for more than 60 days during any 12-month period in which it is required to be effective.

          Additional interest will be paid for the period of the occurrence of the default (but only with respect to the default at any particular time) until the time that no default is in effect, at an amount per annum equal to 0.25% of the aggregate principal amount of old notes during the first 90-day period following the occurrence of such default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.00%. Additional interest will be paid on interest payment dates to the holders of record for the payment of interest. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available.

          A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, which together constitute the terms of the exchange offer, we will accept any and all old notes validly tendered and not withdrawn prior to midnight, New York City time, on the expiration date.

          We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. Interest on the new notes will accrue from September 30, 2005, the date on which interest began to accrue on the old notes, or from the most recent date to which interest has been paid or provided for on the old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

          The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

•	the new notes are registered under the Securities Act;

•	the new notes do not bear legends restricting their transfer; and

•	the new notes do not contain registration rights, including rights relating to the payment of additional interest in specified circumstances relating to the exchange offer.

          The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $252,537,000 in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

          We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

          If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as soon as practicable after the expiration date of the exchange offer.

          If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the old notes would have to rely on exemptions from the registration requirements of the Securities Act.

          We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

Expiration Date; Extensions; Amendments; Termination

          For purposes of the exchange offer, the term “expiration date” means 12:00 midnight, New York City time, on _______________, 2006, subject to our right to extend that time and date in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offer is extended.

          We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange old notes for new notes is not satisfied or waived on or prior to the expiration date; and

•	amend the exchange offer.

          If the exchange offer is amended in a manner that we determine constitutes a material change, we will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during that two to ten business day period.

          We will notify holders of the old notes of any extension, amendment or termination of the exchange offer by issuing a press release or other public announcement. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

          We will deliver the new notes on the settlement date, which will be the second business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Conditions to the Exchange Offer

          Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to issue new notes and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if any of the following conditions have not been satisfied or waived on or prior to the expiration date:

(1)

no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of old notes for new notes under the exchange offer by or before any court or governmental regulatory or administrative agency, authority or tribunal, including, without limitation, taxing authorities, that either:

(a)

challenges the making of the exchange offer or the exchange of old notes for new notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old notes for new notes under the exchange offer; or

(b)

in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offer or the exchange of old notes for new notes under the exchange offer;

(2)

nothing has occurred or may occur that would or might, in our reasonable judgment, prohibit, prevent or delay the exchange offer or impair us from realizing the anticipated benefits of the exchange offer;

(3)

there shall not have occurred (a) any general suspension of or limitation on trading in securities on the New York Stock Exchange or in the over-the-counter market, whether or not mandatory, (b) any material adverse change in the prices of the old notes, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(4)

the trustee with respect to the indenture for the old notes and the new notes shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or the exchange of old notes for new notes under the exchange offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of old notes for new notes under the exchange offer.

          The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

          If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and return all tendered old notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all old notes tendered and not previously validly withdrawn.

Resales of New Notes

          We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

•	are acquiring the new notes in the ordinary course of your business;

•

are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•	are not a broker-dealer who acquired the old notes directly from us; and

•	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

          By tendering the old notes in exchange for new notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in, or intend to participate in, a distribution of the new notes, or have any arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in this exchange offer, you may not rely on the applicable interpretations of the staff of the SEC. In addition, in such case, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

          Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

Effect of Tender

          Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Certain Consequences to Holders of Old Notes Not Tendering in the Exchange Offer

          Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated August 31, 2005, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the

Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws.

Letter of Transmittal: Representations, Warranties and Covenants of Holders of Old Notes

         Upon the submission of the letter of transmittal, or the agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of old notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, be deemed, among other things, to:

(1)

irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all old notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the old notes arising under, from or in connection with those old notes;

(2)	waive any and all rights with respect to the old notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those old notes; and

(3)

release and discharge us and the trustee for the old notes from any and all claims that the holder may have, now or in the future, arising out of or related to the old notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the old notes tendered thereby, other than accrued and unpaid interest on the old notes or as otherwise expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the old notes tendered thereby.

In addition, each holder of old notes will be deemed to represent, warrant and agree that:

(1)	it has received and reviewed this prospectus;

(2)

it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the old notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

(3)

the old notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4)

it will not sell, pledge, hypothecate or otherwise encumber or transfer any old notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)

in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by submitting a letter of transmittal and tendering its old notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the expiration date;

(6)

the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

(7)

the submission of the letter of transmittal to the exchange agent shall, subject to a holder’s ability to withdraw its tender prior to the expiration date, and subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the old notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of old notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those old notes;

(8)

if the old notes are assets of (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code, or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the old notes and the acquisition, holding and disposition of the new notes will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law;

(9)	it is acquiring the new notes in the ordinary course of its business;

(10)

it is not participating in, and does not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

(11)	it is not a broker-dealer who acquired the old notes directly from us;

(12)	it is not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act; and

(13)	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly.

          The representations, warranties and agreements of a holder tendering old notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any old notes means any holder that exercises investment discretion with respect to those old notes.

Absence of Dissenters’ Rights

          Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Old Notes for Exchange and Delivery of New Notes

          On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

          We will be deemed to accept validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the new notes will be made by the exchange agent on the settlement date upon receipt of that notice. The exchange agent will act as agent for tendering holders of old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

          If you wish to participate in the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the exchange offer, your must either:

•

complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your old notes specified in the letter of transmittal, to the exchange agent at the address listed in the letter of transmittal, for receipt on or prior to the expiration date; or

•	comply with the ATOP procedures for book-entry transfer described below on or prior to the expiration date.

          The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date. Old notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent.

          The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or prior to the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

          If you are tendering your old notes in exchange for new notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any new notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

          If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

•	instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date.

          Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC, which we refer to as a “participant,” tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

          Signatures on a letter of transmittal or notice of withdrawal described under “Description of the Exchange Offer-Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible guarantor institution unless the old notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible institution.

          If the letter of transmittal is signed by the holders of old notes tendered thereby, the signatures must correspond with the names as written on the face of the old notes without any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

          If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the tendering holder, certificates for those old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

          If the letter of transmittal is signed by a person other than the holder of any old notes listed in the letter of transmittal, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

          No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, old notes not tendered or exchanged will be returned to the tendering holder.

          All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be tendered properly or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

          Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the information agent for assistance with these matters.

Withdrawal of Tenders

          You may withdraw tenders of old notes at any time prior to the close of business on the expiration date.

          For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the expiration date at its address listed in this prospectus. The withdrawal notice must:

(1)	specify the name of the tendering holder of old notes;

(2)	bear a description of the old notes to be withdrawn;

(3)	specify, in the case of old notes tendered by delivery of certificates for those old notes, the certificate numbers shown on the particular certificates evidencing those old notes;

(4)	specify the aggregate principal amount represented by those old notes;

(5)

specify, in the case of old notes tendered by delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes; and

(6)

be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

          The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the old notes have been tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

(1)	a bank;

(2)	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

(3)	a credit union;

(4)	a national securities exchange, registered securities association or clearing agency; or

(5)	a savings institution that is a participant in a Securities Transfer Association recognized program.

          Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. Validly withdrawn old notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the expiration date.

Exchange Agent

          The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address listed below. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The Bank of New York, Exchange Agent

By Mail, Hand Delivery and Overnight
Courier:
101 Barclay Street – 7 East

New York, New York 10286
Attention: Corporate Trust Department Reorganization Unit

By Facsimile (for Eligible Institutions only):
 (212) 298-1915

Confirm by Telephone: (212) 815-3687

Announcements

          We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to the Dow Jones News Service, such announcement shall be reasonable and sufficient.

Accounting Treatment

          The new notes will be recorded at the same carrying value as the old notes, which will be the aggregate principal amount of the old notes as reflected in our accounting records on the date of the exchange.

Other Fees and Expenses

          We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by our officers and other employees and those of our affiliates.

          Tendering holders of old notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE NEW NOTES

          The following description is only a summary of certain provisions of the Indenture (as defined below) and the new notes. The description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of terms in the Indenture. When used in this section, the terms “ArvinMeritor,” the “Company,” “we,” “our” and “us” refer solely to ArvinMeritor, Inc. and not to any of its consolidated subsidiaries or affiliates.

General

          We will issue the new notes under an indenture dated as of April 1, 1998 between us and BNY Midwest Trust Company, as successor to The Chase Manhattan Bank, as trustee (as supplemented, the “Indenture”). The Indenture will not limit the amount of additional unsecured indebtedness ranking equally and ratably with the new notes that we may incur. We may, from time to time, without the consent of the holders of the new notes, issue notes under the Indenture in addition, and with identical terms, to the new notes. The statements in this prospectus concerning the new notes and the Indenture are not complete and you should refer to the provisions in the Indenture which are controlling. The Indenture is filed as Exhibit 4 to our Registration Statement on Form S-3 (No. 333-49777). Capitalized terms unless otherwise defined herein, have the meanings ascribed to them in the Indenture. Such definitions are incorporated herein by reference.

Maturity

          The new notes will mature on September 15, 2015.

Interest Rate

          The new notes will bear interest at a rate per annum equal to 8.125%. Interest will accrue from the date of issuance of the old notes or from the most recent date to which interest has been paid or provided for on the old notes. We will pay interest on March 15 and September 15 of each year, starting March 15, 2006, to the persons in whose names the new notes are registered on the close of business on the applicable preceding March 1 and September 1. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent. If either a date for payment of principal or interest, the maturity date of the new notes or a redemption date falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement. Business day means any day which is a day on which commercial banks settle payments and are open for general business in New York City.

Ranking and Guarantees

          The new notes will be our senior unsecured obligations, ranking equally with our other unsecured and unsubordinated obligations. The new notes will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries which are not guarantors of the new notes. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our new notes will also be subject to the prior claims of these creditors if a subsidiary which is not a guarantor of the new notes liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. As of September 30, 2005, we had approximately $1.582 billion of debt outstanding on a consolidated basis, of which $1.396 billion would rank equally with the new notes. The Indenture does not limit the incurrence of unsecured debt by us or our subsidiaries. The new notes will be effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt. The Indenture permits, subject to certain limitations, us and our restricted subsidiaries (as defined in the Indenture) to incur secured debt.

          Certain of our domestic wholly-owned subsidiaries have issued guarantees of amounts outstanding under our bank credit facility and have issued similar guarantees for the benefit of the lessor, lenders and agent under a lease agreement. We have provided similar subsidiary guarantees for the benefit of the holders of the old notes, and these guarantees will be amended to include the holders of the new notes. These guarantees will remain in effect until the earlier to occur of payment in full of the notes issued under the Indenture (including the new notes) or termination or release of the guarantees under the bank credit facility. The guarantees by our subsidiaries will rank equally with existing and future unsecured senior debt of such subsidiaries. The guarantees by our subsidiaries will be effectively subordinated to all of the existing and future secured debt of such subsidiaries, to the extent of the value of the assets securing such debt.

          We may from time to time, without giving notice to or seeking the consent of the holders of the new notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the new notes. Any additional securities having such similar terms, together with the new notes, will constitute a single series of securities under the Indenture.

Denominations

          The authorized denominations of the new notes will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Optional Redemption

          The new notes will be redeemable, in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the new notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

          “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

          “Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law, regulation or executive order to close.

          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

          “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

          “Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

          “Reference Treasury Dealer” means Citigroup Global Markets Inc. and its respective successors; provided, however, that if Citigroup Global Markets Inc. or its successors shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

          We will mail notice of a redemption to holders of notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Defeasance And Covenant Defeasance

          Defeasance

                    ArvinMeritor will be discharged from its obligations in respect of the new notes if it irrevocably deposits with the Trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any) and interest, if any, and any other sums payable on the new notes when due. ArvinMeritor must also deliver to the Trustee an opinion of counsel to the effect that the holders of such new notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to the same Federal income tax consequences as if such deposit, defeasance and discharge had not occurred. The opinion must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law that occurred after the date of the Indenture. In the event of any such deposit and discharge, the holders of the new notes would thereafter be entitled to look only to the trust fund for payments on the debt securities.

          Covenant Defeasance

                    ArvinMeritor may omit to comply with certain covenants (including the limitations on liens and Sale and Lease-Back Transactions) and such noncompliance will not be deemed to be an Event of Default under the Indenture and the new notes, if ArvinMeritor irrevocably deposits with the Trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any), interest, if any, and any other sums payable on the new notes when due. ArvinMeritor must also deliver to the Trustee an opinion of counsel to the effect that the holders of the new notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to the same Federal income tax consequences as if such deposit, defeasance and discharge had not occurred. ArvinMeritor’s obligations under the Indenture and the new notes other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above will remain in full force and effect.

Registration, Transfer and Exchange

          We appointed the Trustee as securities registrar for the purpose of registering the new notes and transfers and exchanges of the new notes and, subject to the terms of the Indenture, the notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Covenants with Respect to the New Notes

          Certain Definitions Applicable to Covenants

                    For purposes of the description of the covenants and other provisions in the Indenture:

                    “Consolidated Funded Debt” means the Funded Debt of ArvinMeritor and its Restricted Subsidiaries, determined in accordance with generally accepted accounting principles. “Funded Debt” means (a) indebtedness for money borrowed having a stated or renewal maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by ArvinMeritor or a Wholly-owned Restricted Subsidiary, but, in the case of ArvinMeritor, does not include certain debt subordinate to the new notes.

                    “Consolidated Net Tangible Assets” means, at any date of computation, the total amount of consolidated assets of ArvinMeritor and its consolidated subsidiaries, less the sum of (a) all current liabilities, except for (i) any short-term debt, (ii) any current portion of long-term debt and (iii) any current portion of obligations under capital leases, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of ArvinMeritor and its consolidated subsidiaries prepared not more than 90 days prior to the date of computation, in all cases computed in accordance with generally accepted accounting principles.

                    “Principal Property” includes any real property (including buildings and other improvements) of ArvinMeritor or any Restricted Subsidiary, owned at the date of the Indenture or thereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the Indenture), which (i) has a book value in excess of 2.5% of Consolidated Net Tangible Assets and (ii) in the opinion of the Board of Directors is of material importance to the total business conducted by ArvinMeritor and its Restricted Subsidiaries as a whole.

                    “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. “Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary of which ArvinMeritor directly or indirectly owns all of the outstanding capital stock and all of the Funded Debt.

                    “Sale and Lease-Back Transaction” means, subject to certain exceptions, sales or transfers of any Principal Property owned by ArvinMeritor or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where ArvinMeritor or such Restricted Subsidiary has the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease.

                    “Secured Debt” means indebtedness for money borrowed (other than indebtedness among ArvinMeritor and Restricted Subsidiaries), which is secured by a mortgage or other lien on any Principal Property of ArvinMeritor or a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary.

                    “Subsidiary” means a corporation of which ArvinMeritor directly or indirectly owns sufficient shares of voting stock to elect a majority of the board of directors.

                    “Unrestricted Subsidiary” means any Subsidiary designated as such from time to time by ArvinMeritor. Unrestricted Subsidiaries will not be restricted by the various provisions of the Indenture applicable to Restricted Subsidiaries, and the debt of Unrestricted Subsidiaries will not be consolidated with that of ArvinMeritor and its Restricted Subsidiaries in calculating Consolidated Funded Debt under the Indenture.

                    Limitations on Liens

          ArvinMeritor and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any Secured Debt without equally and ratably securing the outstanding new notes. These restrictions do not apply to:

•	Secured Debt existing at the date of the Indenture;

•

liens on property acquired or constructed after the date of the Indenture by ArvinMeritor or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or the cost of such construction;

•

mortgages on property of ArvinMeritor or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction;

•	liens on property existing at the time such property is acquired;

•	liens on stock acquired after the date of the Indenture by ArvinMeritor or a Restricted Subsidiary if the aggregate cost of all such stock does not exceed 15% of Consolidated Net Tangible Assets;

•	liens securing indebtedness of a successor corporation to ArvinMeritor to the extent permitted by the Indenture;

•	liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary;

•	liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by ArvinMeritor or any Restricted Subsidiary;

•	liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

•

liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between ArvinMeritor or any Restricted Subsidiary and any Federal, state or municipal government or other governmental body or agency;

•	extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof;

•	liens in connection with government and certain other contracts;

•	certain liens in connection with taxes or legal proceedings;

•	certain other liens not related to the borrowing of money; and

•	liens in connection with Sale and Lease-Back Transactions as described under “Limitations on Sale and Lease-Back”.

          In addition, ArvinMeritor and its Restricted Subsidiaries may have Secured Debt not otherwise permitted without equally and ratably securing the outstanding new notes if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below, does not exceed 15% of Consolidated Net Tangible Assets.

          Limitations on Sale and Lease-Back

          Sale and Lease-Back Transactions are prohibited unless (a) ArvinMeritor or its Restricted Subsidiaries would be entitled to incur Secured Debt equal to the amount realizable upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding new notes; or (b) an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by the Board of Directors is applied within 180 days of any such transaction (i) to the retirement of Consolidated Funded Debt or indebtedness of ArvinMeritor or a Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or indebtedness owed to ArvinMeritor or a Subsidiary), or (ii) to the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between ArvinMeritor or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency.

          Certain Limitations on Merger of the Company

          ArvinMeritor may consolidate with or merge into any other corporation, or convey or transfer its properties and assets substantially as an entirety to any other entity, so long as certain specified conditions are met, including (i) the corporation surviving the merger or consolidation, or which acquires the assets, is organized under the laws of the United States or any state thereof and expressly assumes ArvinMeritor’s obligations under the Indenture and (ii) after giving effect to the transaction, there is no Event of Default (as defined below) or event which, after notice or lapse of time or both, would become an Event of Default. If, upon any such merger or consolidation of ArvinMeritor or any such conveyance or transfer of its properties and assets, any Principal Property of ArvinMeritor or a Restricted Subsidiary would become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the Indenture, ArvinMeritor will, prior to such transaction, secure the outstanding new notes, equally and ratably with any other indebtedness then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. The successor corporation formed by any such consolidation or merger, or to which any such conveyance or transfer is made, shall succeed to and be substituted for ArvinMeritor under the Indenture and thereafter ArvinMeritor shall be relieved of all obligations and covenants under the Indenture and the new notes.

Modification Of Indenture And Waiver Of Certain Covenants

          The Trustee and ArvinMeritor may execute a supplemental indenture to change the Indenture or modify the rights of the holders of the new notes, with the consent of the holders of at least a majority of the outstanding principal amount of the new notes. However, the consent of the holder of each outstanding new note affected is required for execution of a supplemental indenture that would (i) change the maturity of principal of or interest, if any, on any new note, reduce the amount of any principal, premium or interest payment, change the currency in which any new note is payable or impair the right to bring suit to enforce any payment rights, or (ii) reduce the percentage of holders of new notes whose consent is required to authorize any such supplemental indenture.

          The holders of a majority of the outstanding principal amount of the new notes may waive compliance by ArvinMeritor with certain covenants in the Indenture with respect to that series.

Defaults And Certain Rights On Default

          An Event of Default with respect to the new notes means any of the following events:

•	failure to pay any interest on the new notes for 30 days after it is due;

•	failure to pay principal of (and premium, if any, on) the new notes when due, whether at maturity, upon acceleration or upon redemption;

•	failure to perform any other covenant in the Indenture for 90 days after notice; or

•	certain events of bankruptcy, insolvency, receivership or reorganization relating to ArvinMeritor.

          ArvinMeritor is required to deliver to the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture.

          If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of new notes may declare the principal of all the new notes to be immediately due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding principal amount of the new notes.

          Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request of any of the holders of new notes, unless the holders offer to the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, subject to certain limitations described in the Indenture, the holders of a majority of the outstanding principal amount of the new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The holders of a majority of the outstanding principal amount of the new notes may waive any past default with respect to the new notes except a default in payment on any of the new notes.

Concerning The Trustee

          BNY Midwest Trust Company is the Trustee under the Indenture relating to the new notes and for certain of our outstanding senior debt securities. BNY Midwest Trust Company and certain of its affiliates may from time to time have banking relationships with us and certain of our affiliates.

          The Trustee under the Indenture relating to the new notes may from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act,” upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

Governing Law

          The new notes and the indenture for all purposes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

          Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The new notes will be issued on the settlement date only in exchange for the old notes validly tendered and not withdrawn in the exchange offer.

          The new notes initially will be represented by one or more new notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

          Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive new notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “Book—Entry, Delivery and Form-Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of new notes in certificated form.

Depository Procedures

          The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

          DTC has also advised us that, pursuant to procedures established by it:

          (1)    upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by us with portions of the principal amount of the Global Notes; and

          (2)    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

          Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

          Except as described below, owners of interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

          Payments in respect of the principal of, and interest and premium, if any, and liquidated damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the trustee or any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the new notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

          Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

          DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form and to distribute such new notes to its Participants.

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          The information in this section concerning DTC, Euroclear and Clearstream and their book entry systems has been obtained from sources the Company believes are reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

          A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a default or Event of Default with respect to the new notes.

          In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, if any, that is borne by the Global Note.

Exchange of Certificated Notes for Global Notes

          Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate in the form provided in the indenture.

Same Day Settlement and Payment

          We will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

          Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the exchange of the old notes and the acquisition, holding and disposition of new notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” individual retirement accounts and other plans that are subject to Section 4975 of the Code (as defined herein) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, accounts and other plans (each, a “plan”).

          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

          ERISA imposes certain duties on persons who are fiduciaries of an employee benefit plan subject to Title I of ERISA, or an “ERISA Plan,” and ERISA and the Code prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a plan or the management or disposition of the assets of a plan, or who renders investment advice for a fee (direct or indirect) or other compensation to a plan, is generally considered to be a fiduciary of the plan.

          In considering an investment in the new notes of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law. In addition, a fiduciary of an ERISA Plan should determine if an investment in the new notes satisfies the fiduciary’s duties to the ERISA Plan including, without limitation, the prudence, diversification and exclusive benefit provisions of ERISA.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit a plan subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          The exchange of the old notes and the acquisition, holding and disposition of the new notes by or on behalf of a plan may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code if the Company, the Trustee or the exchange agent is or becomes a party in interest or disqualified person with respect to the plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions, depending on the type and circumstances of the plan fiduciary making the decision to acquire the new notes. These class exemptions include, without limitation, PTCE 84-14 regarding transactions effected by qualified professional asset managers, PTCE 90-1 regarding investments by insurance company pooled separate accounts, PTCE 91-38 regarding investments by bank collective investment funds, PTCE 95-60 regarding investments by insurance company general accounts, and PTCE 96-23 regarding transactions effected by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider acquiring new notes in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.

          Each holder of old notes that acquires new notes and that is a plan or is using plan assets will be deemed to have represented and warranted that the exchange of the old notes and the acquisition, holding and disposition of the new notes will not result in a non-exempt prohibited transaction under ERISA, the Code or any substantially similar applicable law.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering exchanging old notes and acquiring the new notes on behalf of or with plan assets of a plan should consult with their counsel, prior to any such transaction, regarding the potential applicability of ERISA, Section 4975 of the Code and any substantially similar laws to such investment and the availability of an applicable exemption.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the expected material U.S. federal income tax consequences of the exchange of the old notes for the new notes and of the ownership and disposition of the new notes. The statements of law and legal conclusions contained in this summary are based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. We have not sought any rulings from the Internal Revenue Service with respect to the statements and conclusions reached in this summary. Therefore, there is no assurance that the Internal Revenue Service or a court would agree with such statements and conclusions. Moreover, there is no assurance that such statements and conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code or the interpretation thereof by the courts or the Internal Revenue Service.

          The following does not consider the tax consequences under state, local or foreign law. Moreover, except as otherwise explicitly noted, this discussion does not describe the special considerations that may apply to certain taxpayers, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers and other special status taxpayers (e.g., persons holding the old notes or the new notes as part of a “straddle,” “hedge” or “conversion transaction”). This discussion deals only with old notes and new notes held as “capital assets” within the meaning of section 1221 of the Code.

          We believe that the old notes and new notes should be treated as indebtedness for U.S. federal income tax purposes, and the discussion below is consistent with this view.

          HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. UNLESS EXPRESSLY STATED OTHERWISE, ANY TAX ADVICE CONTAINED IN THE DISCUSSION BELOW IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR PURPOSES OF AVOIDING PENALTIES UNDER THE CODE.

          For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the old notes or new notes that for U.S. federal income tax purposes is (i) an individual citizen or resident of the U.S. (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) in general, a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Exchange of Old Notes for New Notes

          The exchange of old notes for new notes should not be treated as an “exchange” for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. As a result, a holder should not be required to recognize any gain or loss as a result of the exchange of old notes for new notes. In addition, each holder will have the same adjusted issue price, adjusted basis, and holding period in the new notes as it had in the old notes immediately prior to the exchange.

Tax Consequences of Holding and Disposing of the New Notes

          Stated Interest on the New Notes. Stated interest on a new note will be includible in gross income as ordinary interest income in accordance with a holder’s usual method of accounting for tax purposes. Thus, accrual method U.S. Holders will report interest on the new notes as it accrues, and cash method U.S. Holders will report interest when it is received or unconditionally made available for receipt.

          Original Issue Discount. Subject to a de minimis rule, the new notes will be treated as issued with original issue discount, or “OID,” to the extent their “stated redemption price at maturity” exceeds their “issue price.” The stated redemption price at maturity of the new notes will equal their stated principal amount. The issue price of the new notes will be equal to the issue price of the old notes.

          The determination of the issue price of the old notes will depend, in part, on whether the old notes or the 6.80% notes and the 7.125% notes for which the old notes were exchanged, were traded on an “established securities market” at any time during the 60-day period ending 30 days after the date of the completion of the exchange offers of the 6.80% notes and 7.125% notes for old notes which closed in September of 2005. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange or certain other qualifying national securities exchanges, (ii) certain qualifying interdealer quotation systems or (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) subject to certain limitations, price quotations are readily available from dealers, brokers or traders. The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded generally would be its stated principal amount.

          Therefore, if the old notes are properly treated as traded on an established market under relevant Treasury Regulations, the issue price of the old notes for purposes of the OID provisions of the Code would be their fair market value at the time of issuance. If the old notes are not treated as traded on an established market but the 6.80% notes and the 7.125% notes are treated as traded on an established market, the issue price of an old note would be the fair market value of the 6.80% notes and 7.125% notes exchanged for such old note (less the cash received other than with respect to accrued interest on the 6.80% notes and 7.125% notes) as of the time of issuance of the old note. If neither the 6.80% notes and 7.125% notes nor the old notes are properly treated as traded on an established market, the issue price of the old notes would be the stated principal amount of the old notes and there would be no OID on the old notes (and thus no OID on the new notes). Although not free from doubt, we believe, and intend to take the position, that none of the 6.80% notes, 7.125% notes, old notes or new notes should be treated as traded on an established market. The discussion below is based on the assumption that none of the 6.80% notes, 7.125% notes, old notes or new notes are properly treated as publicly traded for purposes of the OID provisions of the Code. If, on the contrary, any of the notes are properly treated as publicly traded, the consequences of holding the new notes might be materially different than described below. In particular, if the new notes are publicly traded and their respective fair market values are below their respective face values at the time of the completion of the exchange offer, the issue price of the new notes will be below face value. Also, if the new notes are not publicly traded but the old notes (or the 6.80% notes and 7.125% notes) are publicly traded and the fair market value of the old notes(or the 6.80% notes and 7.125% notes) (less the cash received other than with respect to accrued interest on the notes) is less than the principal amount of the new notes (or in the case of the 6.80% notes and 7.125% notes, the principal amount of the old notes) for which the old notes are exchanged, the issue price of such notes will be below their face value. In either case, the excess of the stated principal amount of the new notes over their issue price, if more than a de minimis amount, would be treated as OID, which would be accrued as ordinary income by both cash and accrual method holders under the accrual rules for OID.

          Sale, Exchange, Redemption or Other Disposition of the New Notes. Except as described below with respect to accrued market discount, upon the disposition of a new note by sale, exchange, redemption or otherwise, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income) and (ii) the holder’s adjusted tax basis in the new note. A holder’s adjusted tax basis in a new note is described above under “Material U.S. Federal Income Tax Consequences—Exchange of Old Notes for New Notes.” Any capital gain or loss will be long-term capital gain or loss if the holder has a holding period for the note of more than one year. Holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

          Market Discount. If a holder’s tax basis in a new note is less than its stated principal amount, subject to a de minimis exception, the holder will be treated as having purchased the new note at a “market discount.” In such case, a holder will be required to treat any principal payment on, or any gain realized on the sale, exchange or other disposition of, the new note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the new note and not previously included in income (including any accrued but unrecognized market discount which was carried over from a 6.80% note or 7.125% note); a holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the new note. Alternatively, a holder may elect (with respect to the new note and all other market discount obligations acquired by the holder after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election may only be revoked with the consent of the Internal Revenue Service. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless a holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount generally are treated as ordinary interest income.

          Bond Premium. If a holder’s initial tax basis in a new note is greater than its stated principal amount, such holder will be treated as having acquired the new note with “amortizable bond premium” equal in amount to such excess. A holder may elect (with respect to the new note and all of the holder’s other obligations with amortizable bond premium held on or acquired by such holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the new note and may offset stated interest income and/or OID otherwise required to be included in respect of the new note during any taxable year by the amortized amount of such excess for the taxable year. This election may only be revoked with the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding

          In general, information reporting requirements will apply with respect to payments, including interest, paid on the new notes during each calendar year. Under certain circumstances, a holder may be subject to backup withholding at a current rate of 28% on payments of interest (including OID, if any) on, and the proceeds of a sale, exchange or redemption of, the new notes, as the case may be. Backup withholding generally will not apply with respect to payments made to certain “exempt recipients” such as corporations (within the meaning of section 7701(a) of the Code) or certain tax-exempt entities. In the case of a non-exempt recipient, backup withholding generally applies only if such recipient (i) fails to furnish his or her social security or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report payment of interest and dividends properly and the Internal Revenue Service has notified the withholding agent that the recipient is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding for failure to report interest or dividend payments. Backup withholding is not an additional tax. Rather, any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Tax Consequences to Non-U.S. Holders

          As used herein, the term “Non-U.S. Holder” means a holder of old notes or new notes other than a holder who or which is for U.S. federal income tax purposes (i) a citizen or resident of the U.S., (ii) a corporation or partnership (other than a partnership that is not treated as a “U.S. person” under the Code) created or organized in the U.S. or under the laws of the U.S. or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) over which a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) all substantial decisions of which one or more U.S. persons have the authority to control.

          Interest on the New Notes. Payments of interest (including OID, if any) on the new notes by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) such Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and (iv) certain certification requirements (summarized below) are met (the “Portfolio Interest Exemption”). If a Non-U.S. Holder of a new note is engaged in a trade or business in the U.S., and if interest (including OID, if any) on such new note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to regular U.S. income tax on such interest (including OID, if any) in the manner described above with respect to holders generally. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID, if any) on a new note will be included in the earnings and profits of such Non-U.S. Holder if such interest (including OID, if any) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S.

          A payment of interest (including OID, if any) on a new note made to a Non-U.S. Holder generally will qualify for the Portfolio Interest Exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the U.S. if, at the time such payment is made, the withholding agent holds a valid Form W-8BEN or Form W-8ECI and, if necessary, a Form W-8IMY, respectively (or an acceptable substitute form), from the Non-U.S. Holder and can reliably associate such payment with such Form W-8BEN or W-8ECI. In addition, under certain circumstances, a withholding agent is allowed to rely on Form W-8BEN (or an acceptable substitute form) furnished by a financial institution or other intermediary on behalf of one or more Non-U.S. Holders (or other intermediaries) without having to obtain copies of the Non-U.S. Holder’s Form W-8BEN (or substitute thereof), provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a “qualified intermediary,” and may not be required to withhold on payments made to certain other intermediaries if certain conditions are met.

          Amounts attributable to accrued and unpaid interest paid on old notes to a Non-U.S. Holder of a new note will not be subject to U.S. federal income tax or withholding tax to the extent described in this section treating the references herein to interest on the new notes as references to accrued and unpaid interest on the old notes.

          Disposition of New Notes. Under current law, a Non-U.S. Holder of new notes generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of such new notes unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who holds the new notes as a capital asset, is present in the U.S. for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the U.S. by such individual; or (iii) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a Non-U.S. Holder that is described under clauses (i), (ii) and, in some cases, (iii) above, its gain will be subject to the U.S. federal income tax on net income and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax as described above. An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident). Thus, individual Non-U.S. Holders who have spent 183 days or more in the U.S. in the taxable year in which they contemplate a sale of a new note are urged to consult their tax advisors as to the tax consequences of such sale.

          Estate Tax Consequences. New notes beneficially owned by an individual who at the time of death is not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax as a result of such individual’s death, provided that, at the time of such individual’s death, the income from the new notes was not or would not have been effectively connected with the conduct by such individual of a trade or business within the U.S. and that such individual qualified for the exemption from U.S. federal withholding tax (without regard to the certification requirements) on interest that is described above under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Interest on the New Notes.”

          Backup Withholding and Information Reporting. Information reporting on Form 1099 and backup withholding at a current rate of 28% will not apply to payments of principal and interest (including OID, if any) made by us or a paying agent to a Non-U.S. Holder on new notes if the certification described above under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Interest on the New Notes” is received, provided that the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. person. However, interest (including OID, if any) may be required to be reported annually on Form 1042S.

          Payments of the proceeds from the sale by a holder that is a Non-U.S. Holder of a new note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, the U.S. branch of a foreign bank or a foreign insurance company, a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a new note through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

PLAN OF DISTRIBUTION

          Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

          We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

          For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

          The validity of the notes will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. Reed Smith LLP has from time to time acted as counsel for the Company and its subsidiaries and may do so in the future.

EXPERTS

          The financial statements and the related financial statement schedules as of September 30, 2005 and 2004, and for each of the three years in the period ended September 30, 2005 and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs referring to the Company’s change in method of determining the cost of certain inventories and the Company’s change in method of accounting for its interest in variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available over the internet at the SEC’s website at www.sec.gov and our website at www.arvinmeritor.com. You may also read and copy any document that we file with the SEC at its public reference facility:

Public Reference Room
100 F. Street, N.E.
Room 1580
Washington, D.C. 20549

          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

DOCUMENTS INCORPORATED BY REFERENCE

          We incorporate by reference in this prospectus the documents listed below, which we have previously filed with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a later filing with the SEC.

•	Our Annual Report on Form 10-K for the year ended October 2, 2005; and

•	Our Current Report on Form 8-K filed with the SEC on October 3, 2005.

          We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this exchange offer. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

          Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

          You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

ArvinMeritor Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Attention Investor Relations
(248) 435-1000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

          Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

          The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

          Section 8.06 of ArvinMeritor’s Restated Articles of Incorporation contains provisions authorizing, to the extent permitted under the IBCL and the ArvinMeritor By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, ArvinMeritor’s By-Laws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorney’s fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. ArvinMeritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. The Company’s By-Laws also set forth particular procedures for submission and determination of claims for indemnification.

          ArvinMeritor’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

          The Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the Company or such persons may be required to make in respect of such liabilities.

Item 21. Exhibits And Financial Statement Schedules

Exhibit No.	Description

3.1

Restated Articles of Incorporation of ArvinMeritor, filed as Exhibit 4.01 to ArvinMeritor’s Registration Statement on Form S-4, as amended (Registration Statement No. 333-36448) (“Form S-4”), is incorporated by reference.

3.2	By-laws of ArvinMeritor, filed as Exhibit 3 to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003 (File No. 1-15983), is incorporated by reference.

4.1

Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, under which the debt securities will be issued, filed as Exhibit 4 to Meritor’s Registration Statement on Form S-3 in Registration No. 333-49777, is incorporated by reference.

4.1.a

First Supplemental Indenture, dated as of July 7, 2000, to the Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, filed as Exhibit 4-b-1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000 is incorporated by reference).

4.1.b

Second Supplemental Indenture, dated as of July 6, 2004, to the Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, filed as Exhibit 4-a to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004 (File No. 1-15983), is incorporated by reference.

4.2

Indenture dated as of July 3, 1990, as supplemented by a First Supplemental Indenture dated as of March 31, 1994, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-4 to Arvin’s Registration Statement on Form S-3 (Registration No. 33-53087), is incorporated by reference.

4.2.a

Second Supplemental Indenture, dated as of July 7, 2000, to the Indenture dated as of July 3, 1990, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-c-1 to the 2000 Form 10-K, is incorporated by reference.

4.2.b

Third Supplemental Indenture, dated as of July 6, 2004, to the Indenture, dated as of July 3, 1990, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-b to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004 (File No. 1-15983), is incorporated by reference.

4.3

Indenture, dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, as trustee, filed as Exhibit 4.4 to Arvin’s Registration Statement on Form S-3 (Registration No. 333-18521), is incorporated by reference.

4.3a

First Supplemental Indenture, dated as of January 28, 1997, to the Indenture dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, as trustee, filed as Exhibit 4.5 to Arvin’s Current Report on Form 8-K dated February 10, 1997 (File No. 1-302), is incorporated by reference.

4.3b

Second Supplemental Indenture, dated as of July 7, 2000, to the Indenture dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, filed as Exhibit 4-d-2 to the 2000 Form 10-K, is incorporated by reference.

4.4	Form of 8.125% Notes due 2015 to be issued pursuant to the exchange offer.

4.5	Registration Rights Agreement, dated as of September 30, 2005, between the Company and CitiGroup Global Markets Inc., and the other dealer managers named therein.

5.1	Opinion of Reed Smith LLP.

12.1	Calculation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Vernon G. Baker, II, Senior Vice President and General Counsel.

23.4	Consent of Bates White LLC.

24.1	Powers of Attorney authorizing certain persons to sign this Registration Statement on Form S-4 on behalf of certain directors and officers of ArvinMeritor.

Exhibit No.	Description

25	Form of T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee under the Indenture.

99.1	Form of Letter of Transmittal.

99.2	Notice of Guaranteed Delivery with Respect to the Exchange Offer.

99.3	Letter to DTC Participants Regarding the Exchange Offer.

99.4	Letter to Beneficial Holders Regarding the Exchange Offer.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)    To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

                  (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                  (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 20th day of December, 2005.

ARVINMERITOR, INC.

By:	/s/ Vernon G. Baker, II

Vernon G. Baker, II
Senior Vice President and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Charles G. McClure, Jr.*	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director	December 20, 2005

Rhonda L. Brooks, David W. Devonshire
Joseph P. Flannery, William D. George, Jr.,
Richard W. Hanselman, Charles H. Harff,
Victoria B. Jackson, James E. Marley,
William R. Newlin, Stephen G. Rothmeier
and Andrew J. Schindler*

	Directors	December 20, 2005

James D. Donlon, III*	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	December 20, 2005

*By	/s/ Bonnie Wilkinson

Bonnie Wilkinson (attorney-in-fact)

EXHIBIT INDEX

Exhibit No.	Description

3.1

Restated Articles of Incorporation of ArvinMeritor, filed as Exhibit 4.01 to ArvinMeritor’s Registration Statement on Form S-4, as amended (Registration Statement No. 333-36448) (“Form S-4”), is incorporated by reference.

3.2	By-laws of ArvinMeritor, filed as Exhibit 3 to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003 (File No. 1-15983), is incorporated by reference.

4.1

Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, under which the debt securities will be issued, filed as Exhibit 4 to Meritor’s Registration Statement on Form S-3 in Registration No. 333-49777, is incorporated by reference.

4.1.a

First Supplemental Indenture, dated as of July 7, 2000, to the Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, filed as Exhibit 4-b-1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, is incorporated by reference.

4.1.b

Second Supplemental Indenture, dated as of July 6, 2004, to the Indenture, dated as of April 1, 1998, between ArvinMeritor and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, filed as Exhibit 4-a to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004 (File No. 1-15983), is incorporated by reference.

4.2

Indenture dated as of July 3, 1990, as supplemented by a First Supplemental Indenture dated as of March 31, 1994, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-4 to Arvin’s Registration Statement on Form S-3 (Registration No. 33-53087), is incorporated by reference.

4.2.a

Second Supplemental Indenture, dated as of July 7, 2000, to the Indenture dated as of July 3, 1990, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-c-1 to the 2000 Form 10-K, is incorporated by reference.

4.2.b

Third Supplemental Indenture, dated as of July 6, 2004, to the Indenture, dated as of July 3, 1990, between ArvinMeritor and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee, filed as Exhibit 4-b to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004 (File No. 1-15983), is incorporated by reference.

4.3

Indenture, dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, as trustee, filed as Exhibit 4.4 to Arvin’s Registration Statement on Form S-3 (Registration No. 333-18521), is incorporated by reference.

4.3a

First Supplemental Indenture, dated as of January 28, 1997, to the Indenture dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, as trustee, filed as Exhibit 4.5 to Arvin’s Current Report on Form 8-K dated February 10, 1997 (File No. 1-302), is incorporated by reference.

4.3b

Second Supplemental Indenture, dated as of July 7, 2000, to the Indenture dated as of January 28, 1997, between ArvinMeritor and Wilmington Trust Company, filed as Exhibit 4-d-2 to the 2000 Form 10-K, is incorporated by reference.

4.4*	Form of 8.125% Notes due 2015 to be issued pursuant to the exchange offer.

4.5*	Registration Rights Agreement, dated as of September 30, 2005, between the Company and CitiGroup Global Markets Inc., and the other dealer managers named therein.

5.1*	Opinion of Reed Smith LLP.

12.1*	Calculation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Reed Smith LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

23.3*	Consent of Vernon G. Baker, General Counsel.

23.4*	Consent of Bates White LLC.

24.1*	Powers of Attorney authorizing certain persons to sign this Registration Statement on Form S-4 on behalf of certain directors and officers of ArvinMeritor.

25*	Form of T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

Exhibit No.	Description

99.2*	Notice of Guaranteed Delivery with Respect to the Exchange Offer.

99.3*	Letter to DTC Participants Regarding the Exchange Offer.

99.4*	Letter to Beneficial Holders Regarding the Exchange Offer.

* Filed herewith.